Exhibit (l)(2)

February 6, 2015

Triangle Capital Corporation
3700 Glenwood Avenue, Suite 530
Raleigh, North Carolina 27612

Re:	Registration Statement on Form N-2 (File No. 333-199102)
Ladies and Gentlemen:
We have acted as counsel to Triangle Capital Corporation (the “Company”) in connection with the registration statement on Form N-2 (File No. 333-199102) (as amended as of the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), previously declared effective by the Commission, relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated January 14, 2015, which was included in the Registration Statement, and which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus.  This opinion letter is rendered in connection with the public offering of $75,000,000 aggregate principal amount of 6.375% notes due 2022 (the “Notes”), as described in the Prospectus and a prospectus supplement dated February 3, 2015 (the “Prospectus Supplement”).  All of the Notes are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement.
The Notes will be issued pursuant to the indenture, filed as an exhibit to the Registration Statement, entered into between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) on March 2, 2012, as supplemented by a third supplemental indenture, substantially in the form filed as an exhibit to the Registration Statement, to be entered into between the Company and the Trustee (collectively, the “Indenture”).
As counsel to the Company, we have participated in the preparation of the Registration Statement, the Prospectus and the Prospectus Supplement and have examined the originals or copies of the following:

(i)	The Articles of Amendment and Restatement of the Company, certified by the Maryland State Department of Assessments and Taxation, certified as of the date hereof by an officer of the Company;

(ii)	The Fourth Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

(iii)	A Certificate of Good Standing with respect to the Company issued by the State Department of Assessments and Taxation of the State of Maryland as of a recent date;

(iv)
The resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, (b) the authorization, execution and delivery of the Indenture, certified as of the date hereof by an officer of the Company; and (c) the authorization, issuance and sale of the Notes;

(v)	The Indenture; and

(vi)	a specimen copy of the form of the Notes to be issued pursuant to the Indenture in the form attached to the Indenture.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued, and (vi) that the Indenture will be a valid and legally binding obligation of the parties thereto (other than the Company). We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates and/or representations of officers of the Company.  We have also relied on certificates and confirmations of public officials. We have not independently established the facts, or in the case of certificates or confirmations of public officials, the other statements, so relied upon.

This opinion letter is limited to the contract laws of the State of New York and the Maryland General Corporation Law, as in effect on the date hereof, and we express no opinion with respect to any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker dealer laws or regulations thereunder relating to the offer, issuance and sale of the Notes. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth in this opinion letter, we are of the opinion that when the Notes are duly executed and delivered by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed in this letter are subject to the following qualifications and exceptions: (a) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; (b) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any Notes, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and (c) our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Post-Effective Amendment No. 1 to the Registration Statement, to be filed with the Commission on the date hereof, and to the reference to our firm in the “Legal Matters” section in the Prospectus Supplement and the Prospectus.  We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP